Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Woodward, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Debt	Deferred Compensation Obligations (1)	Other	$15,000,000	100%	$15,000,000.00	0.0000927	$1,390.50
Total Offering Amounts					$15,000,000.00		$1,390.50
Total Fee Offsets							–
Net Fee Due							$1,390.50

(1)	The Deferred Compensation Obligations are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Woodward Executive Benefit Plan.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.